T.	Rowe Price Retirement Funds, Inc.

T.	Rowe Price Retirement 2005 Fund

T.	Rowe Price Retirement 2010 Fund

T.	Rowe Price Retirement 2015 Fund

T.	Rowe Price Retirement 2020 Fund

T.	Rowe Price Retirement 2025 Fund

T.	Rowe Price Retirement 2030 Fund

T.	Rowe Price Retirement 2035 Fund

T.	Rowe Price Retirement 2040 Fund

T.	Rowe Price Retirement 2045 Fund

T.	Rowe Price Retirement 2050 Fund

T.	Rowe Price Retirement 2055 Fund

T.	Rowe Price Retirement Income Fund

1) The funds' investment strategy has been revised to include the following disclosure: The information in the tables represents the target allocations for the funds as of September 1, 2006, other than for the Short-Term Income Fund and the Overseas Stock Fund (which began operations after September 1, 2006). The long-term target allocations for the 2050 Fund and the 2055 Fund are as of the date the funds commenced operations.

2) References to "Short-Term Fixed Income" have been replaced with "Short-Term Income".

3) The T. Rowe Price Overseas Stock Fund has been added to the list of underlying international funds in which each Retirement Fund can invest. The fund seeks long-term growth of capital through investments in the common stocks of non-U.S. companies. Tables 1-9 and 12 under the subheading "What is each fund's principal investment strategy'" in Section 1 and the table entitled "Description of Underlying Funds" in Section 3 of each prospectus are hereby revised accordingly.